United States
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number: 001-09324

                        HENLEY LIMITED PARTNERSHIP II
           (Exact name of registrant as specified in its charter)

                          140 Wood Road, Suite 410
                       Braintree, Massachusetts 02184
                               (781) 930-3015
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     6% Subordinated Debentures due 2038
          (Title of each class of securities covered by this Form)

                                    None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:*

Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)      [ ]
                                   Rule 15d-6                [ ]

      Approximate number of holders of record as of the certification or
notice date:    0
              -----

* - In addition to Rule 12h-3(b)(1)(i), the Registrant also relies on Rule 12h-3(b)(3) to suspend the duty to file reports.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      HENLEY LIMITED PARTNERSHIP II

Date: March 18, 2003                  By: BCLP II GP, Inc., its General Partner

                                      By: /s/ Richard G. Pond
                                      -----------------------------
                                      Richard G. Pond
                                      Executive Vice President
                                       Chief Financial Officer
                                       and Chief Operating Officer